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                                                                          EXHIBIT 11

Anacomp, Inc. and Subsidiaries (Debtors-In-Possession)
COMPUTATION OF LOSS PER COMMON AND COMMON EQUIVALENT SHARE (Unaudited)
PRIMARY AND FULLY DILUTED
                                            Three months ended  Six months ended
                                                 March 31,          March 31,
(In thousands, except per share amounts)      1996     1995       1996      1995

Loss per Common and Common Equivalent Share:


   Net loss available to
     common stockholders.................. $(10,731)  $(8,203) $(10,218)  $(8,462)
                                           ========   =======  ========   =======

Shares:

   Weighted average common shares
    outstanding ..........................   47,281    46,045    46,751    45,944


Adjustments:

Assumed issuances under
 acquisition contingencies................      333        --       333        --

Total shares .............................   47,614    46,045    47,084    45,944
                                            =======   =======   =======   =======


Loss per common and common
  equivalent share .......................  $  (.23)  $  (.18)  $  (.22)  $  (.18)
                                            =======   =======   =======   =======
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